Exhibit 99.1



               WESTERN RESOURCES AND KCPL REACH MERGER SETTLEMENT
                       WITH KCC STAFF AND OTHERS

     Western Resources today announced a Stipulation and Agreement had been reached with the Kansas Corporation Commission Staff, resulting in a proposed set of recommendations for settlement in the company's merger with Kansas City Power & Light. The agreement has been filed with the Kansas Corporation Commission (KCC) for its review.

     In addition to Western Resources, KCPL, and the Corporation Commission Staff, the City of Topeka has agreed to, and the International Brotherhood of Electrical Workers, local 304, supports the following recommendations and stipulations:

     - There will be an electric rate moratorium of four years beginning on the date the transaction closes.

     - The companies will be allowed to include $300 million of the acquisition premium associated with the merger in the Kansas rate base of Westar Energy (the entity to be created by Western Resources' and KCPL's regulated electric utility operations), as well as the amortization of the $300 million in acquisition premium grossed up for state and federal taxes and ratemaking purposes. For regulatory purposes, the acquisition premium is to be amortized over a 36-year period beginning four years after the closing of the transaction.

     - Western Resources and KCPL will be allowed to earn a deferred return of 9.5% on already planned, new generating plant additions, which are expected to be approximately $330 million. This return would commence when the new additions begin commercial operation and conclude when they are put into rates, but no later than March 31, 2004. These plant additions include Western Resources' Gordon Evans combustion turbines, as well as its participation in the State Line Combined Cycle project with Empire District, and the Kansas jurisdictional component of KCPL's Hawthorn units 7, 8 and 9.

     - Westar Energy will make three rebates in the amount of $15 million each to its Kansas retail customers on July 1 of the years 2001, 2002 and 2003. The allocation of rebates between KPL, KGE and KCPL Kansas retail customers will be determined by the KCC in a separate, future docket.

     - Western Resources agrees to keep its corporate headquarters in Topeka, Kansas. At closing of the merger, Westar Energy's corporate headquarters will be in Kansas City.

     Western Resources believes the terms of this settlement constitute a fair and reasonable resolution of issues arising from its merger filing and that the merger is in the public's interest. The next step will be for the KCC Commissioners to review the Stipulation and Agreement and issue an order based on the agreement and the results of the technical hearings, which are in progress.

     Forward-Looking Statements: Certain matters discussed in this press release/employee update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; regulatory and competitive markets; volatility in wholesale power markets, and other circumstances affecting anticipated operations, revenues and costs. See the company's Annual Report on Form 10-K for further discussion of factors affecting the company's performance.